N-SAR Exhibit: Sub-item 77I
Legg Mason Partners Equity Trust
ClearBridge Select Fund


In connection with the terms of the offering of Class A, Class C, Class FI, Class R, Class I and Class IS shares of ClearBridge Select Fund (the "Fund"), Registrant incorporates by reference the Fund's prospectus, Statement of Additional Information, Form of Management Agreement, Subadvisory Agreements, Custodian Services Agreement, Form of Letter Agreement Amending the Transfer Agency and Services Agreement, and other agreements related thereto, as filed with the Securities and Exchange Commission pursuant to Rule 485(b) of the Securities Act of 1933, on post-effective Amendment No. 249 to Form N-1A, on November 30, 2012 (Accession No. 0001193125-12-486002).